                                                                    EXHIBIT 99.1

For Immediate Release

Company Contact:                            Contact:
Gary J. Dailey                              Gene Marbach and Ting Mei Chong
Vice President, Finance                     Investor Relations
Everlast Worldwide Inc.                     Makovsky & Company Inc.
212-239-0990                                212-508-9600

    EVERLAST WORLDWIDE INC. ANNOUNCES THE STRENGTHENING OF ITS BALANCE SHEET
    BY ENTERING INTO AN AGREEMENT TO RESTRUCTURE ITS SERIES A PREFERRED STOCK
                               MINIMUM REDEMPTIONS

NEW YORK,  New York,  January 13, 2004 -  Everlast(R)  Worldwide  Inc.  (Nasdaq:
EVST),  manufacturer,  marketer and licensor of sporting goods and apparel under the Everlast  brand name,  announced  that it has entered into an Agreement with its Principal Preferred Stockholder, modifying its annual minimum redemptions.

Under the terms of the  Agreement,  in lieu of a cash payment for the redemption of a portion of their Series A Preferred Stock,  $2,000,000 for each of the four years commencing December 14, 2003, through December 14, 2006, will be converted into four term loans  ("Loans").  The Loans shall be secured by four  promissory notes from the Company which shall provide for the payment of interest  only, in the sum of 9.5% per annum  during  the years  2004  through  2007 and 10% during
2008, upon the unpaid balance to this Principal Preferred Stockholder. The loans shall mature on December 14, 2008 and shall  aggregate  $8,000,000.  The Company shall have the right to pre-pay the promissory notes in full, with no prepayment fees,  prior to December 14, 2008 together  with all unpaid  interest due at the time of  pre-payment.  There are no changes to the existing  preferred  dividend formula  currently  being used on the outstanding  redeemable  percentage of the
Series A Preferred Stock.

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In addition, as part of the Merger Agreement,  the Company issued 342,000 shares of common stock as part of the purchase  price  consideration  to this Principal
Preferred Stockholder.

Pursuant  to the terms of the Merger  Agreement,  if the  defined  market  price levels of the Common  Stock have not been  achieved  by October  24,  2005,  the
Company is required to issue  additional  common  shares or other  consideration
("Make-Whole  Adjustment").  Pursuant  to  the  terms  of  this  Agreement,  the
Principal Preferred Stockholder holder of these common shares has modified their
Make-Whole Adjustment to October 24, 2007.

"The  restructuring  of our Preferred Stock mandatory  redemptions by $8 million over the next four years and extension of the Make-Whole Adjustment from 2005 to
2007 significantly improves our balance sheet, our cash position and provides us with greater  flexibility to execute our brand equity  building  strategy within our growing licensing and apparel  divisions," said George Q Horowitz,  Chairman and Chief Executive Officer of Everlast Worldwide, Inc.

Mr.  Horowitz  concluded,  "The  restructuring  of our financing is a tremendous accomplishment for our company and will serve to enhance shareholder value. This
Agreement reconfirms the preferred Stockholders' continued support and belief in our  future and  strategic  objectives  that we have set for our  company in the years to come. As a result of our  restructured  balance sheet and the estimated
$2.8  million in annual  cost  savings  expected in 2004 from the closure of our
Bronx, New York manufacturing facility, we will enter 2004 as a stronger company positioned to accelerate  our strategic  growth plans which call for the signing of additional licensing agreements, international expansion and the introduction of new products in our apparel and boxing businesses."

ABOUT EVERLAST WORLDWIDE INC.
Everlast  Worldwide Inc.  manufactures  markets and licenses  sporting goods and apparel  products under the Everlast brand name.  Since 1910,  Everlast has been the  preeminent  brand in the  world of boxing  and is among  the most  dominant

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brands in the overall  sporting goods and apparel  industries.  Over the past 90 years, Everlast products have become the "Choice of Champions(TM)",  having been used for training and  professional  fights by many of the biggest  names in the sport.  Everlast is the market  leader in nearly all of its product  categories, responsible for leading eight of the top ten boxing equipment products in sales.
Through its apparel  division,  Everlast  men's and women's active wear products are sold to over  20,000  retail  locations  throughout  the  United  States and
Canada,  including a variety of department  stores,  specialty  stores,  catalog operations and better mass merchandisers. In addition to producing and marketing the equipment and  accessories,  Everlast  Worldwide Inc.  licenses its brand to providers  of men's and women's  sportswear  and active wear,  children's  wear, footwear, watches, cardiovascular exercise equipment and gym/duffel bags. At the retail  level,  Everlast's  licensed  products  generate  over $500  million  in revenues. The company's Web site can be found at http://www.everlast.com.

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Statements  made in this  Press  Release  that are  estimates  of past or future performance  are based on a number of factors,  some of which are outside of the
Company's  control.  Statements  made in  this  Press  Release  that  state  the intentions, beliefs, expectations or predictions of Everlast Worldwide, Inc. and its management for the future are forward-looking statements. It is important to note that actual results could differ  materially  from those  projected in such forward-looking  statements.  Information  concerning  factors  that could cause actual results to differ materially from those in forward-looking  statements is contained  from time to time in  filings  of  Everlast  Worldwide  with the U.S.
Securities and Exchange  Commission.  Copies of these filings may be obtained by contacting Everlast Worldwide or the SEC.